Exhibit 99.01

Press Release
www.shire.com

FDA Issues Complete Response Letter for INTUNIV™ (guanfacine) Extended Release for the Treatment of ADHD in Children and Adolescents

Philadelphia, PA, US – July 28, 2009 – Shire plc (LSE: SHP, NASDAQ: SHPGY), the global specialty biopharmaceutical company, announces that it has received a Complete Response letter today for INTUNIV TM (guanfacine) Extended Release from the Food and Drug Administration (FDA). This decision comes following labeling discussions with the FDA that did not result in agreement in time to meet the PDUFA date.

The FDA did not identify safety concerns regarding INTUNIV in the Complete Response letter or request new clinical studies.  Shire and the FDA will continue to work together to resolve the remaining labeling language over the next 4 to 8 weeks.

“Shire is confident that we will quickly come to agreement on the final product label and anticipates a launch in the fourth quarter as planned,” said Mike Cola, President of Shire Specialty Pharmaceuticals.  “When approved, INTUNIV will be the first selective alpha-2A receptor agonist for the treatment of ADHD, and will provide patients with an important new treatment option.”

About INTUNIV
INTUNIV is being studied for the treatment of ADHD in children and adolescents aged 6 to 17 years. INTUNIV is a once-daily, extended release formulation of guanfacine, designed to provide steady delivery of drug throughout the day.  INTUNIV is not a controlled substance and has no known potential for abuse or dependence.

Guanfacine, the active ingredient in INTUNIV, is thought to work directly by binding selectively to alpha-2A adrenergic receptors located in the prefrontal cortex – an area of the brain that has been linked to ADHD.4-6  Stimulation of the postsynaptic alpha-2A receptors is thought to strengthen working memory, reduce susceptibility to distraction, improve attention regulation, improve behavioral inhibition and enhance impulse control.6-10  Although the mechanism of action of guanfacine in the treatment of ADHD is not fully understood, preclinical research suggests this selective alpha-2A agonist strengthens working memory and prefrontal cortex neuronal firing.6  This research supports the use of guanfacine for the treatment of ADHD.6

Safety was also evaluated during these pivotal trials and safety data showed that adverse events reported by participants using INTUNIV were generally mild to moderate in severity, with the most common side effects being sedative in nature.1,2  Sedation-related, treatment-emergent adverse events were among the most common and were usually transient and mild to moderate in severity.1,2  Treatment-related adverse events greater than 10 percent included somnolence  (32 percent), headache (26 percent), fatigue (18 percent), upper abdominal pain (14 percent), and sedation (13 percent).11  Small to modest changes in blood pressure, pulse rate, and ECG parameters were observed.11

About ADHD
ADHD is one of the most common psychiatric disorders in children and adolescents.12  Worldwide prevalence of ADHD is estimated at 5.3 percent (with large variability), according to a comprehensive systematic review of this topic published in 2007 in the American

Registered in Jersey, No. 99854, 22 Grenville Street, St Helier, Jersey JE4 8PX

Journal of Psychiatry.13  In the United States, approximately 7.8 percent of all school-aged children, or about 4.4 million children aged 4 to 17 years, have been diagnosed with ADHD at some point in their lives, according to the Centers for Disease Control and Prevention (CDC).14  The disorder is also estimated to affect 4.4 percent of US adults aged 18 to 44 based on results from the National Comorbidity Survey Replication.15  When this percentage is extrapolated to the full US population aged 18 and over, approximately 9.8 million adults are believed to have ADHD.16

ADHD is a psychiatric behavioral disorder that manifests as a persistent pattern of inattention and/or hyperactivity-impulsivity that is more frequent and severe than is typically observed in individuals at a comparable level of development.17,18  The specific etiology of ADHD is unknown and there is no single diagnostic test for this syndrome.12  Adequate diagnosis requires the use of medical and special psychological, educational, and social resources, utilizing diagnostic criteria such as Diagnostic and Statistical Manual of Mental Disorders-IV (DSM-IV®) or International Classification of Diseases 10 (ICD-10).12,17,18

Although there is no cure for ADHD, there are accepted treatments that specifically target its symptoms. Standard treatments include educational approaches, psychological or behavioral modification, and medication.12

For further information please contact:

Investor Relations	Cléa Rosenfeld (Rest of the World)	+44 1256 894 160
	Eric Rojas (North America)	+1 617 551 9715
Media	Jessica Mann (Rest of the World)	+44 1256 894 280
	Matthew Cabrey (North America)	+1 484 595 8248

Notes to editors

SHIRE PLC

Shire’s strategic goal is to become the leading specialty biopharmaceutical company that focuses on meeting the needs of the specialist physician.  Shire focuses its business on attention deficit hyperactivity disorder (ADHD), human genetic therapies (HGT) and gastrointestinal (GI) diseases as well as opportunities in other therapeutic areas to the extent they arise through acquisitions.  Shire’s in-licensing, merger and acquisition efforts are focused on products in specialist markets with strong intellectual property protection and global rights.  Shire believes that a carefully selected and balanced portfolio of products with strategically aligned and relatively small-scale sales forces will deliver strong results.

For further information on Shire, please visit the Company’s website: www.shire.com.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

Statements included herein that are not historical facts are forward-looking statements. Such forward-looking statements involve a number of risks and uncertainties and are subject to change at any time. In the event such risks or uncertainties materialize, the Company’s results could be materially adversely affected. The risks and uncertainties include, but are not limited to, risks associated with: the inherent uncertainty of research, development, approval, reimbursement, manufacturing and commercialization of the Company’s Specialty Pharmaceutical and Human

Genetic Therapies products, as well as the ability to secure and integrate new products for commercialization and/or development; government regulation of the Company’s products; the Company’s ability to manufacture its products in sufficient quantities to meet demand; the impact of competitive therapies on the Company’s products; the Company’s ability to register, maintain and enforce patents and other intellectual property rights relating to its products; the Company’s ability to obtain and maintain government and other third-party reimbursement for its products; and other risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.

1.           Biederman J, Melmed R, Patel A, et al. A randomized, double-blind, placebo-controlled study of guanfacine extended release in children and adolescents with attention-deficit/hyperactivity disorder. Pediatrics. 2008;121(1):e73-e84.
2.           Sallee F, McGough J, Wigal T, et al. Guanfacine extended release in children and adolescents with ADHD: a placebo-controlled trial. J Am Acad Child and Adolesc Psychiatry. 2009;48(2):1-11.
3.           Connor D, Spencer T, Kratochvil C, et al. Effects of guanfacine extended release on secondary measures in children with attention-deficit/hyperactivity disorder and oppositional symptoms.  Presented at the American Psychiatric Association Annual Meeting; May 18, 2009; San Francisco, CA.
4.           Arnsten AF, Scahill L, Findling R. Alpha-2 adrenergic receptor agonists for the treatment of attention-deficit/hyperactivity disorder: emerging concepts from new data.
J of Child and Adolesc Psychopharmacology. 2007;17:4:393-406.
5.           MacDonald E, Kobilka BK, Scheinin M. Gene targeting—homing in on alpha-2-adrenoceptor subtype function. Trends in Pharmacol Sci. 1997;18:211-219.
6.           Wang M, Arnsten AF, Brennan A, et al. α2A-adrenoceptors strengthen working memory networks by inhibiting cAMP-HCN channel signaling in prefrontal cortex. Cell. 2007;129:397-410.
7.           Arnsten AF, Li BM.  Neurobiology of executive functions: catecholamine influences on prefrontal cortical functions. Biol Psychiatry. 2005; 57:1377-1385.
8.           Steere JC, Arnsten AFT. The alpha-2A noradrenergic agonist, guanfacine, improves visual object discrimination reversal performance in rhesus monkeys. Behav Neurosci. 1997;111:1-9.
9.           Mao Z-M, Arnsten AFT, Li B-M. Local infusion of alpha-1 adrenergic agonist into the prefrontal cortex impairs spatial working memory performance in monkeys. Biol Psychiatry. 1999;46:1259-1265.
10.         Jakala P, Riekkinen M, Sirvio, J, et al. Guanfacine, but not clonidine, improves planning and working memory performance in humans. Neuropsychopharmacology. 1999;2[5]:460-470.
11.         INTUNIV Data on File SPD503005; Shire plc. ISS Summary of Clinical Safety 2006; -: 1-190.
12.         Pliszka S and the AACAP Work Group on Quality Issues. Practice parameter for the assessment and treatment of children and adolescents with attention-deficit/hyperactivity disorder.
J Am Acad Child Adolesc Psychiatry. 2007;46(7):894-921.
13.         Polanczyk G, de Lima MS, Horta BL, et al. The worldwide prevalence of ADHD: a systematic review and metaregression analysis. Am J Psych. 2007; 164:942–948.
14.         Mental health in the United States: Prevalence of diagnosis and medication treatment for attention-deficit/hyperactivity disorder, United States, 2003. MMWR. 2005;54(34):842-847.
15.         Kessler RC, Adler L, Barkley R, et al. The prevalence and correlates of adult ADHD in the United States: results from the national comorbidity survey replication.  Am J Psychiatry. 2006; 163:716-723.
16.         Annual Estimates of the Population by Selected Age Groups and Sex for the United States: April 1, 2000 to July 1, 2005 (NC-EST2005-02).  U.S. Census Bureau. http://www.census.gov/popest/national/asrh/NC-EST2005-sa.html. Accessed July 13, 2009.
17.         Diagnostic and Statistical Manual of Mental Disorders. 4th ed., Text Revision (DSM-IV-TR®). Arlington, VA: American Psychiatric Publishing; 2000:85-93.
18.         International Classification of Diseases, 10th ed., (ICD-10). World Health Organization; 2007: Chapter 5,F90.  http://www.who.int/classifications/apps/icd/icd10online/. Accessed July 13, 2009.